Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Aethlon Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, 2020 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	1,800,000(2)	$0.93(3)	$1,674,000(3)	0.0000927	$155.18
Total Offering Amounts					$1,674,000		$155.18
Total Fee Offsets							—
Net Fee Due							$155.18

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (the “Common Stock”) that become issuable under the Aethlon Medical, Inc. 2020 Equity Incentive Plan, as amended (the “2020 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents 1,800,000 additional shares of Common Stock available for issuance under the 2020 Plan pursuant to an amendment to the 2020 Plan approved by the Registrant’s stockholders on September 15, 2022.

(3)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per unit and maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock on September 16, 2022, as reported on The Nasdaq Capital Market.